Exhibit 99.1

Contact: Harold A. Hurwitz, Chief Executive Officer

(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL 2013 FOURTH QUARTER

AND FULL-YEAR RESULTS
Company Announces Share Repurchase Program

IRVINE, CA, September 25, 2013 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal 2013 fourth quarter and full-year ended June 30, 2013.

Quarter Ended June 30, 2013

Sales for the quarter ended June 30, 2013 decreased 26% to $2.7 million from $3.7 million for the corresponding quarter in 2012. This decrease was due primarily to the previously disclosed reductions in purchases by the Company’s former largest customer and to a deferral in the timing of product orders from the Company’s current largest powered surgical instrument customer, both of which were partially offset by increases in surgical instrument sales to other customers.

Gross profit for the quarter ended June 30, 2013 decreased to $565,000, compared to gross profit of $858,000 for the year-ago period, primarily as a result of the sales volume decrease between periods and the accrual in 2013 of anticipated losses from the development portion of certain contracts. Gross profit as a percentage of sales was 21% for the quarter ended June 30, 2013, as compared to 23% for the corresponding quarter in 2012. This decrease was due primarily to the effects of the accrual for estimated contract losses and to unfavorable variances consistent with the lower sales and manufacturing volume, partially offset by the effects of improved cost performance and lower warranty costs in 2013, relative to 2012.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the quarter ended June 30, 2013 decreased 24% to $1.3 million from $1.7 million in the prior year’s corresponding quarter. Included in operating expenses for the quarter ended June 30, 2013 were severance costs amounting to $173,000, as compared to $36,000 of such costs in the corresponding 2012 quarter.

Loss from continuing operations for the quarter ended June 30, 2013 was $680,000, compared to a loss from continuing operations of $430,000 in the corresponding quarter in 2012. Net loss for the quarter ended June 30, 2013 was $673,000, or $0.20 per diluted share, compared to a net loss of $544,000, or $0.17 per diluted share, for the corresponding quarter in 2012. Of note is that the fiscal 2012 fourth quarter results reflect a $276,000 benefit from the carry back of tax-basis net operating losses that offset taxable income from prior years. Because the 2012 carry back fully offset such prior years’ taxable income, a comparable benefit was not available in 2013.

Year Ended June 30, 2013

Sales for the year ended June 30, 2013 decreased 29% to $12.2 million from $17.3 million in fiscal year 2012. Excluding product sales and repair services to the Company’s former largest customer, which represented a reduction of $6.0 million in fiscal 2013 from fiscal 2012, sales and repair services of surgical instruments increased $1.4 million, or 16%, in fiscal 2013 when compared to fiscal 2012.

For the year ended June 30, 2013, gross profit was $3.7 million, compared to $5.4 million in fiscal 2012. This decrease resulted primarily from the reduced sales and manufacturing volume in fiscal 2013, and from the accrual in fiscal 2013 of anticipated losses from the development portion of certain contracts, partially offset by a decrease in warranty costs from fiscal 2012 to fiscal 2013. As a percentage of sales, gross margin was 30% for the year ended June 30, 2013, as compared to 31% in fiscal 2012. This decrease was due primarily to the accrual in fiscal 2013 of the anticipated contract losses, partially offset by favorable changes in warranty costs.

Operating expenses for the year ended June 30, 2013 decreased 17% to $5.6 million, from $6.8 million in fiscal 2012. Comprising this decrease were planned, Company-wide expense reductions, and the deployment of engineering resources, normally charged to research and development expense, to support revenue-producing development contracts with customers, the costs of which will be recorded as costs of sales when the development projects are completed. Partially offsetting these expense decreases were costs of $190,000 incurred in fiscal 2013 that were associated with the contested election of directors at our January 2013 annual meeting of shareholders.

For the year ended June 30, 2013, loss from continuing operations was $1.9 million, compared to a loss from continuing operations of $960,000 in fiscal 2012. Net loss for the year ended June 30, 2013 was $1.8 million, or $0.54 per diluted share, as compared to a net loss of $876,000, or $0.27 per diluted share, for fiscal 2012. As described above, the fiscal 2012 results reflect a $276,000 tax benefit not available in fiscal 2013.

During the year ended June 30, 2013, the Company used $1.3 million of cash in operating activities. This use of cash reflects primarily an increase in inventories, amounting to $1.0 million, resulting largely from a build-up of the Company’s stock of components with the objective of shortening lead times with respect to certain of the Company’s products. In the fourth quarter of fiscal 2013, the Company’s largest customer began deferring the timing of its product orders, thus prolonging the effect of this inventory build-up with respect to inventory unique to that customer’s products.

In addition, as announced previously, in September 2012 the Company repaid the entire outstanding balance on its term loan from Union Bank amounting to $685,000, and in June 2013 the Company made its first investments, amounting to $365,000, as part of its program to direct excess capital into opportunities identified by a capital allocation committee established by the Company’s Board of Directors.

As a result of the foregoing, cash on hand at June 30, 2013 was $1.7 million, compared to $4.1 million at June 30, 2012.

Share Repurchase Program

The Company also announced today that its Board of Directors has approved a share repurchase program authorizing the Company to repurchase up to 750,000 shares of its common stock. The share repurchase program has no stated expiration date.

CEO Comments

Harold A. (“Hal”) Hurwitz, the Company’s President and Chief Executive Officer, commented, “Pro-Dex’s plan for fiscal year 2013 had a clear and challenging agenda -- to rebuild our revenue base and right-size our cost footprint. A look beneath the surface of our reported results allows for an understanding of our progress in both areas.”

“In fiscal 2013, we commenced engineering work on projects in which we are developing a next-generation platform for powered surgical instruments, which, if our work is successful, are expected to begin generating manufacturing revenues from our customers in fiscal 2014 or 2015. In addition, we started development efforts on a contract manufacturing project related to a device to be used in a potentially disruptive new surgical system being developed by one of our customers, also with the expectation of generating manufacturing revenues commencing in fiscal 2014 or 2015. These projects arose from business development efforts through which we initiated contact with these customers two years ago. And we currently are in either discussions or the proposal phase for additional next-generation or contract manufacturing projects as a result of our continuing business development efforts. Our hard work to rebuild our revenue base is starting to show results.”

“One note with respect to our reported revenues: The close of fiscal 2013 marks the end of the year-over-year comparisons that have been affected by the loss of our former largest customer. This disclosure has cast a shadow over our results since fiscal 2010. We are happy to close this chapter, and look forward to focusing our comments on the revenue rebuilding effort, which we believe is the true measure of our revenue performance.”

“As pleased as we are with a 17% year-over-year reduction in operating expenses, this comparison does not fully reflect our progress in right-sizing our expense footprint. During fiscal 2013 we reduced the composition of our senior management team from six to four members, and our headcount from 74 to 67. As a result, our annualized base compensation was reduced from $4.6 million at June 30, 2012 to $3.7 million at June 30, 2013, a 20% decrease. In addition, we have renegotiated the rental rate for the remainder of the lease term for our facility in Irvine, California that will result in a reduction of annualized expense of approximately $51,000, and annualized compensation for non-employee members of our Board of Directors has been reduced by approximately $140,000 compared to recent years based on a new compensation plan approved by our Board in May 2013. We enjoyed but a portion of the benefits of these, among many other, cost savings measures in fiscal 2013, and we are looking forward to realizing the full-year effect of our efforts in the current fiscal year 2014.”

“During fiscal 2013, we invested $1.0 million in inventory growth, principally to accommodate delivery commitments to our largest customer based on its anticipated delivery requirements. In the fiscal 2013 fourth quarter, we learned from this customer of its need to schedule deliveries for later dates than originally anticipated. As a result, conversion to cash of the inventory related to this customer will likely be weighted toward the second half of the current fiscal year 2014 and possibly the first half of fiscal year 2015.”

“Even with this unanticipated prolonged investment in inventory, we continue to maintain liquidity in excess of our anticipated short-term requirements. As a result, as of June 30, 2013, we had invested $365,000 in marketable equity securities under the investment framework approved by our Board, as we have previously described.”

“Obviously, we are not satisfied with the direction and magnitude of our fiscal 2013 loss from continuing operations and cash used in operations. While proxy contest and severance costs, aggregating $560,000, constituted 30% of the loss and 44% of the cash usage, the point remains that our goal is to restore Pro-Dex to profitability and positive cash flow from operations. Accomplishing this goal is neither easy nor assured. Nonetheless, the examples of rebuilding the revenue base and right-sizing our cost footprint discussed herein are evidence of our best efforts to accomplish this goal in the context of our new operating structure.”

Board Chairman Comments

“To begin, we want to thank the Pro-Dex team for their hard work and engagement. Tough circumstances required Hal and the new board to make difficult decisions after assuming leadership earlier this year. It wasn’t easy.”

“As is obvious from the fiscal 2013 financial results, making a commitment to properly size the Pro-Dex staff resulted in an unavoidable drain on cash, given the change in control agreements former leadership created that will expire in July 2014. We hope that reducing the fixed cost embedded in the former, top-heavy staff structure will result in greater profitability in future quarters.”

“Notably, we are seeing evidence that reducing over-staffing allows the Company’s talented and motivated team members to maximize their capabilities. As they have stepped up, we are hearing evidence that Pro-Dex is running more smoothly and efficiently with fewer people.”

“Hal and Rick Van Kirk, the Company’s Chief Operating Officer, are leading an important cultural shift toward thoughtful frugality. Intra-company communications, goals and intentions are now more closely aligned with productivity and the efficient use of resources. We are thankful that this shift is being embraced because we believe it is necessary to provide for the Company’s financial health and stability. We believe the internal reforms at Pro-Dex, however difficult, are extremely important and energizing.”

“Hal and his team also have sights set on external goals and objectives. First and foremost they are working diligently to be exemplary and invaluable partners to Pro-Dex customers. On any given day this might mean solving tough engineering problems, delivering flawless customer service or increasing the incremental reliability of long-term products.”

“Pro-Dex’s team is also intently focused on its new business prospects. While these are unpredictable by their nature, they are more attainable if we continue to pursue pleasing all of our customers all of the time. And, while longer-horizon development projects advance, we are seeking to return to profitability at our current revenue run rate.”

“The obvious and dramatic changes are likely behind us. As we move forward, we believe the health of the Company will flow from a steady, intelligent pace. The team at Pro-Dex is focused on every-day results while developing opportunities and deploying company resources wisely.”

Teleconference Information:

Investors and analysts are invited to listen to a broadcast review of the Company's fiscal 2013 fourth quarter and full-year financial results today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) that may be accessed by visiting the Company's website at www.pro-dex.com. The conference call may also be accessed at www.InvestorCalendar.com. Investors and analysts who would like to participate in the conference call may do so via telephone at (877) 407-8033, or at (201) 689-8033 if calling from outside the U.S. or Canada.

For those who cannot access the live broadcast, a replay will be available approximately two hours after the completion of the call until midnight (Eastern Time) on October 9, 2013 by calling (877) 660-6853, or (201) 612-7415 if calling from outside the U.S. or Canada, and then entering conference I.D. number 100319.  An online archive of the broadcast will be available on the Company's website www.pro-dex.com for a period of 365 days.

About Pro-Dex, Inc.:

Pro-Dex, Inc., with operations in California and Oregon, specializes in the design, development and manufacture of powered rotary drive surgical and dental instruments used primarily in the orthopedic, spine, maxocranial facial and dental markets. Its OMS division designs and manufactures embedded motion control systems serving the medical, dental, semi-conductor and scientific research markets. Pro-Dex's products are found in hospitals, dental offices, medical engineering labs, scientific research facilities and high tech manufacturing operations around the world. For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

(tables follow)

PRO-DEX, INC. and SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30, 2013	June 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$1,680,000	$4,112,000
Accounts receivable, net of allowance for doubtful accounts of $24,000 and $16,000 at June 30, 2013 and 2012, respectively	1,339,000	1,581,000
Unbilled receivables	244,000	—
Other current receivables	32,000	123,000
Inventories	3,834,000	2,791,000
Prepaid expenses	157,000	172,000
Income taxes receivable	2,000	609,000
Deferred income taxes	59,000	109,000

Total current assets	7, 347,000	9,497,000
Investments	370,000	—
Property, plant, equipment and leasehold improvements, net	2,065,000	2,539,000
Real estate held for sale	733,000	733,000
Other assets	80,000	53,000

Total assets	$10,595,000	$12,822,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$844,000	$633,000
Accrued expenses	1,276,000	1,405,000
Deferred revenue	141,000	20,000
Income taxes payable	48,000	47,000
Bank term loan	—	774,000
Capital lease obligations	5,000	—

Total current liabilities	2,314,000	2,879,000

Non-current liabilities:
Deferred income taxes	59,000	109,000
Deferred rent	270,000	284,000
Capital lease obligations	15,000	—

Total non-current liabilities	344,000	393,000

Total liabilities	2,658,000	3,272,000

Commitments and contingencies
Shareholders’ equity:
Common shares; no par value; 50,000,000 shares authorized; 3,348,184 and 3,272,350 shares issued and outstanding at June 30, 2013 and 2012, respectively	17,012,000	16,846,000
Accumulated other comprehensive income	5,000	—
Accumulated deficit	(9,080,000)	(7,296,000)

Total shareholders’ equity	7,937,000	9,550,000

Total liabilities and shareholders’ equity	$10,595,000	$12,822,000

 PRO-DEX, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For The Years Ended June 30,
	2013	2012

Net sales	$12,249,000	$17,257,000
Cost of sales	8,533,000	11,841,000

Gross profit	3,716,000	5,416,000

Operating expenses:
Selling expenses	1,255,000	1,531,000
General and administrative expenses	2,566,000	3,182,000
Research and development costs	1,790,000	2,068,000

Total operating expenses	5,611,000	6,781,000

Loss from continuing operations before items below	(1,895,000)	(1,365,000)

Other income (expense):
Interest income	3,000	—
Interest expense	(11,000)	36,000

Total other expense	(8,000)	(36,000)

Loss from continuing operations before provision for income taxes	(1,903,000)	(1,401,000)
Benefit from income taxes	(39,000)	(441,000)

Loss from continuing operations	(1,864,000)	(960,000)
Income from discontinued operations, net of income taxes of $51,000 in 2013 and net of benefit for income taxes of $146,000 in 2012	80,000	84,000

Net loss	$(1,784,000)	$(876,000)

Other comprehensive income, net of tax
Unrealized gain from marketable equity investments	5,000	—
Total other comprehensive income	5,000	—
Comprehensive loss	$(1,779,000)	$(876,000)
Per share data (basic and diluted):
Loss from continuing operations	$(0.56)	$(0.29)
Income from discontinued operations	$0.02	$0.02
Net loss	$(0.54)	$(0.27)

Weighted average shares outstanding	3,321,732	3,272,350

PRO-DEX, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

For The Years Ended June 30, 2013 and 2012

	Common Shares
	Number of Shares	Amount	Accumulated Other Comprehensive Income	Accumulated Deficit	Total
Balances, June 30, 2011	3,272,350	$16,744,000	—	$(6,420,000)	$10,324,000
Repurchase of stock options	—	(6,000)	—	—	(6,000)
Stock-based compensation plan activity	—	108,000	—	—	108,000
Net loss	—	—	—	(876,000)	(876,000)

Balances, June 30, 2012	3,272,350	16,846,000	—	$(7,296,000)	$9,550,000
Exercise of stock options	43,334	66,000	—	—	66,000
Stock-based compensation plan activity	32,500	100,000	—	—	100,000
Net loss	—	—	—	(1,784,000)	(1,784,000)
Unrealized gain from marketable equity investments	—	—	$5,000	—	5,000

Balances, June 30, 2013	3,348,184	$17,012,000	$5,000	$(9,080,000)	$7,937,000

PRO-DEX, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For The Years Ended June 30,
	2013	2012
Cash flows from operating activities:
Net loss	$(1,784,000)	$(876,000)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	582,000	647,000
Allowance for doubtful accounts	8,000	9,000
Share-based compensation	100,000	108,000
Changes in:
Accounts receivable and other receivables	325,000	1,428,000
Unbilled receivables	(244,000)	—
Inventories	(1,043,000)	912,000
Prepaid expenses	14,000	(26,000)
Other assets	(27,000)	7,000
Accounts payable, accrued expenses and deferred rent	69,000	(1,503,000)
Deferred revenue	121,000	20,000
Income taxes receivable and payable	608,000	(641,000)

Net cash provided by (used in) operating activities	(1,271,000)	45,000

Cash flows from investing activities:
Purchase of equipment	(86,000)	(341,000)
Proceeds from sale of equipment	—	82,000
Purchase in investments	(366,000)	—

Net cash used in investing activities	(452,000)	(259,000)

Cash flows from financing activities:
Principal payments on bank term loan	(775,000)	(357,000)
Repurchase of stock options	—	(6,000)
Proceeds from exercise of stock options	66,000	—

Net cash used in financing activities	(709,000)	(363,000)

Net decrease in cash	(2,432,000)	(577,000)
Cash, beginning of year	4,112,000	4,689,000

Cash and cash equivalents, end of year	$1,680,000	$4,112,000

Supplemental Information
Cash paid for interest	—	$37,000

Cash paid for income taxes	$9,000	$56,000

Supplemental Non-Cash Information

In February 2013, the Company entered into a capital lease agreement for the acquisition of equipment having a cost of $22,000.